Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-128086, 333-64664, and 333-174369 and Form S-4 No. 333-235963) of our reports dated March 1, 2019 included in this Annual Report on Form 10-K of Ebix, Inc. and subsidiaries (the Company) relating to the consolidated financials statements of the Company as of December 31, 2018 and the effectiveness of internal control over financials reporting of the Company for the year ended December 31, 2018.

TR Chadha & Co. LLP

Delhi, India
March 1, 2019